Exhibit 99.1

Media Contacts
Contact:	David E. Sparks	Matthew B. Rovi
	Chairman and CEO of First Priority Financial Corp	Chief Marketing Officer
Telephone:	484.527.4020	484.527.4055
E-Mail:	dsparks@fpbk.com	mrovi@fpbk.com

First Priority Bank Acquires $65mm Local Commercial Loan Portfolio

Company Release – 08/23/2016

MALVERN, Pa., August 23, 2016 – First Priority Financial Corp. (OTCQX: FPBK) (the “Company”), parent company of First Priority Bank (the “Bank”), today announced that the Bank has significantly broadened its core commercial banking business through the acquisition of a $65 million commercial loan portfolio from another local banking institution.

The portfolio encompasses 36 local business relationships within the Bank’s market area and complements the Bank’s existing commercial and commercial real estate loan businesses. The purchase increases the Bank’s total loan portfolio from $418 million as of June 30, 2016 to approximately $483 million, an increase of 15%, and will be absorbed by First Priority without any anticipated additional operating costs. The Bank will not require any additional capital to support the purchase.

According to David E. Sparks, Chairman and CEO of First Priority Financial Corp and Chairman of First Priority Bank, “The transaction is unique for First Priority as it will significantly increase our operating performance through higher revenues; is immediately accretive to annualized run rate earnings and earnings per share; and allows us to lever our existing capital more effectively. Just as important, it provides us with the opportunity to deepen and broaden our relationships with a group of very attractive new customers.” He also noted, “each loan has been reviewed and scrutinized through our bank’s internal credit review process.”

The significant positive impact from incremental earnings results from an attractive portfolio yield in conjunction with the utilization of an efficient funding structure. The transaction will initially be financed by utilizing short-term funding options with the intent to replace this shorter term funding with deposits generated through the Bank’s retail and small business deposit relationship development efforts. All regulatory capital ratios will continue to exceed all requirements for the Bank to be considered well-capitalized.

“We will continue to explore opportunities to deploy our capital in transactions that will generate favorable returns and support our core businesses,” adds Sparks. “Our bank is well positioned to support the diverse financial needs of today’s small business customers. We’re pleased with the opportunity and look forward to introducing First Priority and our exceptional level of personal service to our new customers.”

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About First Priority Financial Corp.

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $507 million in assets as of June 30, 2016, was chartered in November 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its seven offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania.

The common stock of First Priority Financial Corp trades on the OTCQX marketplace under the symbol FPBK. For further information regarding First Priority Financial Corp. and First Priority Bank, please visit our web site at www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate, “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

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